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                                                                Exhibit 8.1

                           [Letterhead of Latham & Watkins]

                                  November 10, 1998


Step Ahead Investments, Inc.
3222 Winona Way
North Highland, California   95660

          RE: MERGER AGREEMENT DATED AS OF JULY 22, 1998, BY AND AMONG DOLLAR TREE STORES, INC., DOLLAR TREE WEST, INC. AND STEP AHEAD INVESTMENTS, INC.

Ladies and Gentlemen:

          We have acted as counsel for Step Ahead Investments, Inc., a California corporation ("Company"), in connection with the proposed merger (the "Merger") of Dollar Tree West, Inc., a California corporation ("Sub") and a wholly owned subsidiary of Dollar Tree Stores, Inc., a Virginia corporation ("Parent"), with and into the Company, pursuant to a Merger Agreement dated as of July 22, 1998 (the "Merger Agreement"), by and among Parent, Sub and Company under which each of the issued and outstanding shares of common stock of the Company ("Company Shares") will be converted into the right to receive common stock of Parent ("Parent Common Stock").

          In that connection, pursuant to Section 6.20 of the Merger Agreement, you have requested our opinion regarding certain United States federal income tax consequences of the Merger. In providing our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in (i) the Merger Agreement, (ii)

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LATHAM & WATKINS
Step Ahead Investments, Inc.
November 10, 1998
Page 2


the registration statement on Form S-4 which includes the Proxy Statement/Prospectus (the "Registration Statement") filed by Parent with the Securities and Exchange Commission (the "SEC"), (iii) the representations made to us by Company, Parent and Sub each dated the date hereof (the "Representation Letters"), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

     In addition, we have assumed that:

               1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

               2. The Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, and will be effective under the laws of the State of California;

               3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue or incorrect in any material respect; and

               4. Any statements made in any of the documents referred to herein "to the knowledge of" or similarly qualified are correct and will continue to be true, correct and complete at all times up to and including the Closing Date, in each case without such qualification.

          If any of the above-described assumptions is untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement and Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

          Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

               1. The Merger will constitute a "reorganization" for United States federal income tax purposes within the meaning of Section 368(a) of the Code;

               2. No gain or loss will be recognized by Step Ahead Shareholders ("Company Shareholders") upon the exchange of their Company Shares solely for shares


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LATHAM & WATKINS
Step Ahead Investments, Inc.
November 10, 1998
Page 3

     of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

               3. The aggregate tax basis of the Parent Common Stock received by the Company Shareholders pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Shares exchanged therefor;

               4. The holding period of the Parent Common Stock in the hands of the Company Shareholders will include the holding period of such shareholders' Company Shares exchange therefor pursuant to the Merger; and

               5. A Company Shareholder who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's tax basis in such fractional share (as described in clause 3 above) and the amount of cash received.

          In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

               1. This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

               2. This opinion addresses only the matters set forth above and, except as stated above, does not address any other United States federal, state, local or foreign tax consequences that may result from the Merger or any other transaction. In addition, we express no opinion regarding the tax consequences of the Merger as applied to specific holders of shares, or of options to purchase shares, of stock of Company, including, but not limited to, dealers in securities, foreign persons and holders of shares acquired upon exercise of stock options or in any other compensatory transactions.

               3. This opinion has been delivered to you for your use in connection with the filing of the Registration Statement with the SEC and for the purpose of satisfying the requirement set forth in Section 6.20 of the Merger Agreement. It is not to be used, circulated,

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LATHAM & WATKINS
Step Ahead Investments, Inc.
November 10, 1998
Page 4

     quoted or otherwise referred to for any other purpose without our express written permission. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.


                                            Very truly yours,

                                            /s/ Latham & Watkins